Exhibit 8.1

April 28, 2023

Able View Inc. c/o Harneys Fiduciary (Cayman) Limited 103 South Church Street Grand Cayman KY 1-1002 Cayman Islands

Ladies & Gentlemen:

We have acted as U.S. tax counsel to Able View Inc., a Cayman Islands corporation (the “Company”), in connection with the Business Combination Agreement (the “BCA”) dated as of November 21, 2022 by and among Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), the Company, Able View Global Inc., a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Pubco”), Able View Corporation Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Merger Sub”) and the holders of the Company’s outstanding shares listed on Annex I to the BCA (the “Sellers”). All capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the BCA. The Transactions effectuated pursuant to the BCA are described in the Registration Statement on Form F-4, which includes the proxy statement/prospectus, filed by Company with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). References to the “Code” are to the Internal Revenue Code of 1986, as amended through the date hereof.

In preparing our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (a) the BCA, including the exhibits, schedules and other attachments thereto, (b) the Registration Statement, including the exhibits, schedules and other attachments thereto, (c) the representation letters of the Company, Pubco and Purchaser delivered to us in connection with this opinion (the “Representation Letters”) and (d) such other documents, agreements, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such documents.

In rendering our opinion, we have assumed, with your permission, that (A) the Transactions will be consummated in the manner described in the BCA and the Registration Statement, (B) the BCA is the only agreement or understanding containing or comprising the substantive terms of the Transactions, (C) none of the terms or conditions contained in the BCA will be waived or modified, (D) the BCA and the Registration Statement accurately reflect the facts relating to the Transactions, (E) the parties to the BCA have complied with and, if applicable, will continue to comply with, the covenants contained in the BCA, (F) all of the representations and warranties set forth in the BCA and the Registration Statement are true, complete and accurate, (G) all of the representations made by the Company, Pubco and Purchaser in their respective Representation Letters are true, complete and accurate and will remain true, complete and accurate, (H) any representations made in the BCA or the Representation Letters “to the knowledge of”, or based on the belief of the Company, Pubco and Purchaser are true, complete and accurate and will remain true, complete and correct, in each case without such qualification, and (I) every U.S. holder who is a “five-percent transferee shareholder” as defined in the Treasury regulations promulgated under Section 367(a) of the Code (the “Section 367 Regulations”), with respect to Pubco after the Transactions, if any, will file a timely and effective “gain recognition agreement” as defined in the Section 367 Regulations. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the BCA, the Registration Statement and the Representation Letters. For purposes of our opinion, we have not independently verified any of the facts, representations or covenants set forth in the BCA, the Registration Statement, the Representation Letters or any other document (other than verification as we have deemed necessary to fulfill our professional responsibilities as counsel).

Able View Inc.

c/o Harneys Fiduciary (Cayman) Limited

April 28, 2023

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, under currently applicable U.S. federal income tax law: (i) the Merger and Share Exchange described in the BCA and the Registration Statement should qualify as transfers of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code, and (ii) Section 367(a) of the Code should not cause Pubco to be treated other than as a corporation under Section 351(a) of the Code for purposes of recognizing gain with respect to the Merger and Share Exchange.

The foregoing opinion is based on and limited to U.S. federal income tax matters (as further qualified herein), and we render no opinion with respect to the law of any other jurisdiction (including any state, local or foreign jurisdiction). Our opinion is based on the law in effect as of the date hereof, and we undertake no responsibility to advise you of any new developments in the application or interpretation of the relevant U.S. federal income tax laws. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Transactions, the opinion expressed herein may become inapplicable. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion expressed herein.

No opinion is expressed as to any transaction other than the Merger and Share Exchange as described in the BCA and the Registration Statement. Furthermore, no opinion is expressed as to any matter whatsoever, including with respect to the Merger and Share Exchange if, to the extent relevant to our opinion, either (i) any of the transactions described in the BCA are consummated other than in accordance with the terms of the BCA or are consummated subject to the waiver or breach of any provision thereof or (ii) any of the factual statements, representations, warranties or assumptions upon which we have relied, including those set forth in the BCA, the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PRYOR CASHMAN LLP